AIR COMMUNITIES

VAUGHAN PLACE WASHINGTON, D.C.

HUNTINGTON GATEWAY WASHINGTON, D.C.

THIRD QUARTER 2021

Page
2	Earnings Release

12	Consolidated Statements of Operations

14	Consolidated Balance Sheets

15	Schedule 1 – Funds From Operations Reconciliation

16	Schedule 2 – Funds From Operations Information

18	Schedule 3 – Property Net Operating Income

19	Schedule 4 – Apartment Home Summary

20	Schedule 5 – Capitalization and Financial Metrics

22	Schedule 6 – Same Store Operating Results

26	Schedule 7 – Portfolio Data by Market

27	Schedule 8 – Apartment Community Disposition and Acquisition Activity

28	Schedule 9 – Apartment Community Capital Additions Information

29	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

2

AIR Reports Third Quarter 2021 Results, Raises Full Year FFO Guidance, and Announces $1.7B of Property Sales Closed, Under Contract, In Negotiation

Denver, Colorado, October 28, 2021 – Apartment Income REIT Corp. (“AIR”) (NYSE: AIRC) announced today third quarter results for 2021; an increase to full year Same Store Revenue, NOI, and FFO guidance; $1.7 billion of property sales closed, under contract, or in negotiation with proceeds to be used to reduce year-end net leverage to EBITDAre to 5.3:1, and the acquisition of a four property portfolio in Washington, D.C. for $510 million.

Chief Executive Officer Terry Considine comments: “It is a good time for the multi-family business. Customer demand has recovered, and rents are at or above long-term trendlines. Our property operations team continues to excel: raising rents, increasing occupancy, and, notwithstanding inflationary times, reducing costs.”

“Fueled by increasing rents and low interest rates, property values have appreciated above their pre-COVID levels. We decided that it was an opportune time to sell properties selectively to improve our portfolio, harvest gains, and reduce leverage. The current yield on the $1.7 billion total is 4.36% and the expected sales prices average 15% above pre-COVID values. $1.1 billion will be used to repay debt with a weighted-average interest expense of 3.72%."

"The net of property sales, property acquisitions, debt refinancing, and de-levering to our target of 5.5:1 will result in FFO dilution of $0.01 per share per annum. De-levering further to 5.3:1 will result in additional dilution of $0.01 per share per quarter until the $380 million of borrowing capacity is reinvested."

“We used $382 million of sales proceeds plus $128 million of operating partnership units to acquire for $510 million a four-property portfolio in or near to Washington, D.C. Compared to the properties sold in the paired trade, we expect to earn a somewhat higher return during 2022 and to increase longer-term returns by 50% through select capital investments and the value created by our operating platform."

“The result of $1.7 billion of sales and $750 million of property purchases will be a portfolio with higher quality, faster growth, and less exposure to regulatory risk.”

“We strengthened our senior management team when John McGrath rejoined us as EVP Strategy and Capital Markets and again when Joshua Minix joined as an EVP, and with John, co-Chief Investment Officer.”

“During the third quarter, we also nominated three new directors: Tom Bohjalian, Kristin Finney-Cooke, and Maggie Paláu-Hernández. Their remarkable accomplishments are included in the proxy statement filed earlier this week. After their election, the AIR board will be refreshed, and continue to be diverse and highly capable.”

“AIR is less than one year old. In the past 10 months, the hard work of the entire AIR team, guided by the engaged AIR Board led by Chairman Tom Keltner has accomplished our initial goals and positioned the company for accretive growth.”

Chief Financial Officer Paul Beldin adds: “Third quarter FFO of $0.56 per share was $0.03 above the midpoint of our guidance range due to better than anticipated Same Store results. For the quarter, revenue and NOI grew sequentially by 5.4% and 7.9%, respectively.”

"For the third time this year, we are increasing our full year Same Store and FFO per share expectations. At the mid-point, we expect NOI growth of 1.1% and FFO per share of $2.14. More importantly, the strong finish to peak leasing season will provide a boost to 2022 revenue and NOI growth."

Financial Results: Third Quarter Pro Forma FFO Per Share

	2021
(all items per common share - diluted)	THIRD QUARTER	SECOND QUARTER	YEAR-TO-DATE
Net income (loss)	$0.06	$(0.12)	$0.48
NAREIT Funds From Operations (FFO)	$0.47	$0.28	$1.22
Pro forma adjustments	$0.09	$0.24	$0.36
Pro forma Funds From Operations (Pro forma FFO)	$0.56	$0.52	$1.58

AIR Operating Results: Third Quarter Same Store Revenue Up 5.4% Sequentially

The table below includes the operating results of the 92 properties of AIR that meet our Same Store definition. These properties contribute approximately 98% of AIR’s GAAP revenue.

	THIRD QUARTER				YEAR-TO-DATE
	Year-over-Year		Sequential		Year-over-Year
($ in millions) *	2021	2020	Variance	2nd Qtr.	Variance	2021	2020	Variance
Revenue, before utility reimbursements	$162.5	$153.4	6.0%	$154.2	5.4%	$469.7	$473.4	(0.8%)
Expenses, net of utility reimbursements	44.9	45.1	(0.4%)	45.1	(0.6%)	134.0	130.8	2.5%
Net operating income (NOI)	$117.7	$108.3	8.6%	$109.0	7.9%	$335.7	$342.6	(2.0%)

*Amounts are presented on a rounded basis and the sum of the individual amounts may not foot; please refer to Supplemental Schedule 6.

Components of Same Store Revenue Growth – The table below summarizes the change in the components of our Same Store revenue growth.

	THIRD QUARTER		YEAR-TO-DATE
Same Store Revenue Components	Year-over-Year	Sequential	Year-over-Year
Residential Rents	0.4%	2.0%	(0.9%)
Average Daily Occupancy	3.3%	1.2%	0.6%
Residential Net Rental Income	3.7%	3.2%	(0.3%)
Bad Debt	0.4%	0.7%	(0.6%)
Late Fees and Other	0.2%	0.5%	(0.3%)
Residential Revenue	4.3%	4.4%	(1.2%)
Commercial Revenue	1.7%	1.0%	0.4%
Same Store Revenue Growth	6.0%	5.4%	(0.8%)

Same Store Rental Rates – We measure changes in rental rates by comparing, on a lease-by-lease basis, the effective rate on a newly executed lease to the effective rate on the expiring lease for that same apartment. A newly executed lease is classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal.

The table below details changes in lease rates, as well as the weighted-average (blended) lease rates for leases executed in the respective period. Transacted leases are those that became effective during a reporting period and are therefore the best measure of immediate effect on current revenues. Signed leases are those executed during a reporting period and are therefore the best measure of current activity.

	THIRD QUARTER			YEAR-TO-DATE			2021
	2021	2020	Variance	2021	2020	Variance	Jul	Aug	Sept	Oct*
Transacted Leases
Renewal rent changes	7.1%	2.5%	4.6%	4.9%	3.9%	1.0%	5.7%	7.1%	9.7%	11.6%
New lease rent changes	8.0%	(8.1%)	16.1%	1.6%	(4.8%)	6.4%	5.8%	8.0%	12.3%	14.0%
Weighted-average rent changes	7.6%	(3.3%)	10.9%	3.1%	(0.6%)	3.7%	5.7%	7.6%	11.1%	13.2%

Signed Leases
Renewal rent changes	8.8%	1.8%	7.0%	5.3%	3.7%	1.6%	8.0%	9.4%	11.0%	14.1%
New lease rent changes	11.0%	(9.6%)	20.6%	2.8%	(5.3%)	8.1%	9.2%	11.7%	14.4%	13.5%
Weighted-average rent changes	10.0%	(5.8%)	15.8%	3.9%	(1.0%)	4.9%	8.6%	10.7%	13.4%	13.6%

Average Daily Occupancy	96.6%	93.3%	3.3%	95.8%	95.2%	0.6%	95.8%	96.6%	97.4%	97.8%

*October leasing results are preliminary and as of October 27, 2021.

Same Store Markets – Market conditions continued to be strong in the third quarter, exceeding our expectations from the beginning of the year, and our revised expectations after a strong second quarter. The trend of strengthening lease growth rates continued through the third quarter, as weighted-average signed lease changes have trended upwards for 12 consecutive months.

As anticipated, occupancy increased sharply as we completed peak leasing season, with average daily occupancy increasing from 95.4% in the second quarter to 96.6% in the third quarter, including 97.4% in September.

In addition to average daily occupancy, we also use “leased percentage” as a metric predictive of future occupancy. “Leased percentage” is defined as occupied apartments plus apartments leased but not yet occupied and less apartments occupied where the resident has given notice of intent to vacate the apartment. During the quarter, the percentage of apartment homes currently leased increased from 93.1% to 97.5%. Our leased percentage is now 600 basis points ahead of 2020 and 300 basis points ahead of the third quarter of 2019. As a result, we see occupancy remaining at or above current levels through the first quarter of 2022.

Rent Collection Update

We measure residential rent collection as the amount of payments received as a percentage of all residential amounts owed. In the third quarter, we recognized 98.6% of all residential revenue owed during the quarter, treating the balance of 1.4% as bad debt. 2.8% of our residents have extended delinquencies, much of which we expect to collect from the residents based on their high credit scores or to be reimbursed by the State of California. 97.2% of our residents pay rent timely with bad debt under 30 basis points of revenue, a level still somewhat elevated from our historic experience.

As of September 30, 2021, our proportionate share of gross residential accounts receivable was $13.3 million. After consideration of tenant security deposits and reserves for uncollectible amounts, our net exposure is $1.3 million, an amount expected to be collected during the fourth quarter.

73% of the $13.3 million of uncollected accounts receivable relate to California residents. During the quarter, we received $2.7 million from California’s rent relief program. We await the state’s response to an additional $5.2 million of rent relief requests made. We are working with residents to file an additional $3.6 million of claims.

We remain cautiously optimistic that this program will allow us to recover rents uncollected in 2020 or 2021. We expect bad debt expense to decline with the end of emergency ordinances that suspend contractual remedies for non-payment of rent.

Portfolio Management

Our portfolio of apartment communities is diversified across primarily “A” and “B” price points, averaging “B/B+” in quality, and is also diversified across several of the largest markets in the United States. After the properties being sold and the properties acquired this year, our portfolio will be higher quality, require lower recurring capital replacement spending, and have a greater allocation to states with greater economic growth and a more reliable rule of law.

Transactions

Dispositions

During the third quarter, we sold one apartment community located in Elmhurst, Illinois, with 58 apartment homes at a price of $40 million. Net sales proceeds from this transaction were $39.9 million.

AIR is under contract to sell four Washington, D.C. area communities with 976 apartment homes and 11 properties in New York City for total consideration of approximately $470 million, all of which are expected to close in the fourth quarter.

Subsequent to quarter end, we entered into a joint venture with an affiliate of Blackstone to sell, for approximately $408 million, an 80% interest in three multi-family properties with 1,748 units located in Virginia. AIR is the general partner with 20% ownership, and earns various fees for providing property management and corporate services.

Additionally, we are in contract negotiations on additional $800 million of properties located primarily in select markets in California.

In aggregate, the completed and under contract sales are expected to generate gross proceeds of approximately $1.7 billion and are valued at an implied NOI cap rate of 4.36%, based on forecasted 2021 NOI and inclusive of fees expected to be earned from the joint venture. The communities are being sold at a 15% premium to their estimated 2020 fair market value, pre-COVID.

Acquisitions

Subsequent to quarter end, we acquired a portfolio of four properties located in the Washington, D.C. area, with 1,400 apartment homes and 84,000 square feet of office and commercial space, for an expected purchase price of approximately $510 million. The communities acquired are:

•
Vaughan Place, located in Washington, D.C., with 389 apartment homes and 52,000 square feet of office and commercial space. Sixteen of these homes remain subject to the Tenant Opportunity to Purchase Act ("TOPA"); if not ultimately acquired, our purchase price will be reduced by approximately $6.4 million;
•
Residences at Capital Crescent Trail, located in Bethesda, MD, with 258 apartment homes;
•
North Park, located in Chevy Chase, MD, with 310 apartment homes;
•
Huntington Gateway, located in Alexandria, VA, with 443 apartment homes and 32,000 square feet of office and commercial space; and
•
Two vacant land parcels adjacent to the Residences at Capital Crescent Trail, suitable for development of 498 additional apartment homes, and valued at approximately $20 million. AIR does not expect to undertake the development of these parcels but rather expects to sell or lease the land to a third-party developer.

The acquisition was initially funded with $259 million of existing property debt, an expected issuance of $128 million in OP Units, and $122 million borrowed on the AIR revolving credit facility. On a permanent basis, AIR expects to fund the acquisition with approximately 75% equity and 25% debt.

The paired trade of selling communities in New York and locations in the suburban Washington, D.C. area to acquire these four communities is expected to be somewhat accretive to FFO per share in 2022.

Balance Sheet

We seek to increase financial returns by using leverage with appropriate caution. We limit risk through our balance sheet structure, employing low leverage, primarily long-dated debt; and we build financial flexibility by maintaining ample unused and available credit; holding properties with substantial value unencumbered by property debt; maintaining an investment grade rating; and using partners’ capital when it enhances financial returns or reduces investment risk.

Components of Leverage

Our leverage includes our share of long-term, non-recourse property debt encumbering our apartment communities, together with outstanding borrowings under our revolving credit facility, our term loans, and our preferred equity.

	AS OF SEPTEMBER 30, 2021
($ in millions)*	Amount	% of Total	Weighted-Avg. Maturity (Yrs.)
AIR share of long-term, non-recourse property debt	$2,551	66%	8.7
Term loans	1,150	30%	3.4
Outstanding borrowings on revolving credit facility	78	2%	4.5
Preferred equity**	81	2%	9.9
Total Leverage	$3,861	100%	7.1
Cash and restricted cash	(80)
Notes receivable from Aimco***	(534)
Net Leverage	$3,247

*Amounts are presented on a rounded basis and the sum of the individual amounts may not foot; please refer to Supplemental Schedule 5.

** AIR’s Preferred equity is perpetual in nature; however, for illustrative purposes, we have computed the weighted-average maturity of our preferred OP Units assuming a 10-year maturity and preferred stock assuming it is called at the expiration of the no-call period.

*** We have notes receivable from Aimco with an aggregate principal amount of $534 million. The notes will mature on January 31, 2024, and are secured by a pool of properties owned by Aimco. We consider the notes a reduction of leverage as we expect proceeds to be used to repay loan amounts currently outstanding.

Leverage Reduction – On Track

We target Net Leverage to Adjusted EBITDAre at 5.5x, with a range between 5.0x and 6.0x.

The net proceeds from the sales activity and property acquisitions described above, and our debt refinancing is expected to result in the following:

	Sources & Uses	Estimated Yield	FFO Impact
Estimated gross proceeds	$1,715,000	4.36%	$(74,774)
Transaction costs (~2% of gross proceeds) and transfer taxes (~0.5%) of gross proceeds	(43,500)
Prepayment penalties on debt repaid to facilitate sales	(31,500)
Prepayment penalties on other debt prepaid (1)	(148,408)
Net Proceeds	1,491,592		(74,774)

Acquisition equity funded through paired trades (2)	434,500	5.20%	22,594
Property debt repaid	1,057,091	3.72%	39,324
Property debt refinancing (3)	—		3,648
Uses of Net Proceeds	1,491,591		65,566

Net FFO impact before investment of incremental proceeds			(9,208)
Investment of incremental proceeds (4)			7,220
Net FFO impact after investment of incremental proceeds			(1,988)

Net FFO impact per share before investment of incremental proceeds			$(0.05)
Net FFO impact per share after investment of incremental proceeds			$(0.01)

(1)
Of the $148 million of estimated prepayment penalties approximately $66 million relates to the mark to market on the debt and the remaining $82 million is an investment in higher future earnings; a $1.8 billion increase in our pool of unencumbered properties; increased financial flexibility; and enhanced access to public debt markets.
(2)
The unlevered yield of the 2021 property acquisitions is expected to be ~4.3%, resulting in an expected levered yield of ~5.2%.
(3)
As part of our deleveraging activities, we are refinancing approximately $275 million of high cost property debt. The effective spread on this refinancing is 130 basis points.
(4)
Assumes the investment of $380 million of incremental proceeds at 4.3%; with a debt cost of 2.4%.

Pro forma expected sales activity, year-end Net Leverage to EBITDAre is expected to be ~5.3x, 0.2x of a turn better than target, providing ~$380 million of capacity to fund future acquisitions.

Liquidity

We use our revolving credit facility for working capital and other short-term purposes and to secure letters of credit. At September 30, 2021, our share of cash and restricted cash was $80 million and we had the capacity to borrow up to $518 million under our revolving credit facility, bringing total liquidity to $598 million.

We manage our financial flexibility by maintaining an investment grade rating and holding communities that are unencumbered by property debt. AIR has been rated BBB by Standard & Poor’s. As of September 30, 2021, we held unencumbered communities with property debt with an estimated fair market value of approximately $4.2 billion; an increase of 50% from December 31, 2020; pro forma expected sales activity, the value of properties unencumbered by property debt is anticipated to increase to approximately $6.0 billion.

We anticipate seeking an investment grade credit rating from Moody’s. In assigning ratings, Moody’s places significant emphasis on the amount of non-recourse property debt as percentage of the undepreciated book value of a company’s assets. To achieve Moody’s required thresholds, we estimate that a Moody’s investment grade rating will require property debt to approximate $1.8 billion. Pro forma the leverage activities described above; we anticipate that our share of property debt will approximate this target level.

Dividend

On October 26, 2021, our Board of Directors declared a quarterly cash dividend of $0.44 per share of AIR Common Stock. This amount is payable on November 30, 2021, to stockholders of record on November 12, 2021.

2021 Outlook

At the midpoint, we expect FFO per share to be $2.14, up $0.02 from our previous expectations due primarily to increased Same Store NOI.

Our guidance ranges are based on the following components:

	YEAR-TO-DATE SEPTEMBER 30, 2021	FULL YEAR 2021	PREVIOUS FULL YEAR 2021
($ Amounts represent AIR Share)
Net Income (loss) per share (1)	$0.48	$(0.26) to $(0.13)	$(0.13) to $0.00
Pro forma FFO per share	$1.58	$2.12 to $2.16	$2.09 to $2.15
Pro forma FFO per share at the mid-point		$2.14	$2.12

Same Store Operating Components of NAREIT FFO
Revenue change compared to prior year	(0.8%)	1.40% to 1.60%	0.50% to 1.50%
Expense change compared to prior year	2.5%	2.70% to 2.30%	3.00% to 2.50%
NOI change compared to prior year	(2.0%)	0.90% to 1.30%	(0.50%) to 1.00%

Offsite Costs
Property management expenses	$18M	~$23M	~$23M
General and administrative expenses, net of asset management income (2)	$12M	~$15M	~$15M

Other Earnings
Lease income (3)	$20M	~$27M	~$27M
Tax expense (3)	($0.6M)	~($1M)	~($1M)
Proceeds from dispositions of real estate, net of transaction costs	$39.9M	~$1.6B	~$800M

AIR Share of Capital Investments
Capital Enhancements	$77M	$90M to $100M	$65M to $75M
(1)
Does not include any gain from future property sales.
(2)
In 2021, AIR G&A is expected to be reduced by a $5.8 million payment from Aimco.
(3)
Presented net of FFO and Pro forma FFO adjustments.

In the fourth quarter, AIR anticipates Pro forma FFO between $0.54 and $0.58 per share.

AIR Strategic Objectives

We created AIR to be an efficient way to invest in U.S. multi-family real estate, due to its simplified business model and diversified portfolio of stabilized apartment communities. Upon AIR’s separation from Aimco, we identified 10 strategic objectives. The following table outlines our progress against these objectives.

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, October 29, 2021 at 1:00 p.m. ET	Replay available until November 26, 2021
Domestic Dial-In Number: 1-844-200-6205	Domestic Dial-In Number: 1-866-813-9403
International Dial-In Number: 1-929-526-1599	International Dial-In Number: +44-204-525-0658
Passcode: 076655	Passcode: 838944
Live webcast and replay:
investors.aircommunities.com

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release is available on AIR’s website at investors.aircommunities.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by AIR management that are measures not defined under accounting principles generally accepted in the United States (“GAAP”). Certain AIR terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About AIR

AIR is a real estate investment trust focused on the ownership and management of quality apartment communities located in the largest markets in the United States. AIR is one of the country’s largest owners and operators of apartments, with 95 communities in 12 states and the District of Columbia. AIR common shares are traded on the New York Stock Exchange under the ticker symbol AIRC, and are included in the S&P 400. For more information about AIR, please visit our website at www.aircommunities.com.

Contact

Beth Hagan

(303) 757-8101

investors@aircommunities.com

Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of 2021 and 2022 results, including but not limited to: NAREIT FFO, Pro forma FFO and selected components thereof; expectations regarding consumer demand, growth in revenue and strength of other performance metrics and models; expectations regarding sales of AIR apartment communities and the use of proceeds thereof; and AIR liquidity and leverage metrics. We caution investors not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on management’s current expectations, estimates and assumptions and subject to risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, including, but not limited to: the effects of the coronavirus pandemic on AIR’s business and on the global and U.S. economies generally, and the ongoing, dynamic and uncertain nature and duration of the pandemic, all of which heightens the impact of the other risks and factors described herein; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions and dispositions; changes in operating costs, including energy costs; negative economic conditions in our geographies of operation; loss of key personnel; AIR’s ability to maintain current or meet projected occupancy, rental rate and property operating results; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by AIR; our relationship with Aimco after the business separation; the ability and willingness of the parties to the business separation to meet and/or perform their obligations under the related contractual arrangements and any of their obligations to indemnify, defend and hold the other party harmless from and against various claims, litigation and liabilities; and the ability to achieve the expected benefits from the business separation. Other risks and uncertainties are described in filings by AIR with the Securities and Exchange Commission (“SEC”), including the section entitled “Risk Factors” in Item 1A of AIR’s Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent filings with the SEC.

In addition, AIR’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and depends on AIR’s ability to meet the various requirements imposed by the Code, through actual operating results, distribution levels and diversity of stock ownership.

These forward-looking statements reflect management’s judgment as of this date, and AIR assumes no obligation to revise or update them to reflect future events or circumstances. This earnings release does not constitute an offer of securities for sale.

Consolidated Statements of Operations (Page 1 of 2)

(in thousands, except per share data) (unaudited)

The separation resulted in Aimco being presented as the predecessor for AIR’s financial statements. This presentation is in accordance with GAAP and is due primarily to the relative significance of AIR’s business as compared to Aimco before the separation. The financial results prior to the separation on December 15, 2020, include the financial results of AIR’s predecessor, and the financial results attributable to the apartment communities retained by Aimco in the separation are presented as discontinued operations.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
REVENUES
Rental and other property revenues (1)	$190,082	$178,123	$541,533	$545,809
Other revenues	1,695	—	4,990	—
Total revenues	191,777	178,123	546,523	545,809

OPERATING EXPENSES
Property operating expenses (1)	73,925	65,419	203,300	195,340
Depreciation and amortization	81,121	79,264	232,192	239,659
General and administrative expenses (2)	5,875	7,676	15,510	22,731
Other expenses, net	3,816	17,492	9,207	23,139
Total operating expenses	164,737	169,851	460,209	480,869
Interest income (3)	13,432	2,492	45,088	8,784
Interest expense, including prepayment penalties (4)	(37,203)	(44,608)	(145,045)	(125,653)
Gain on derecognition of leased properties and dispositions of real estate	7,127	—	94,512	47,295
Mezzanine investment income, net (5)	—	6,870	—	20,553
Income (loss) from continuing operations before income tax (expense) benefit and discontinued operations	10,396	(26,974)	80,869	15,919
Income tax (expense) benefit	275	(419)	(770)	1,678
Income (loss) from continuing operations	10,671	(27,393)	80,099	17,597
Income from discontinued operations, net of tax	—	2,578	—	9,769
Net income (loss)	10,671	(24,815)	80,099	27,366
Noncontrolling interests:
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	785	154	3,417	153
Net income attributable to preferred noncontrolling interests in AIR OP	(1,603)	(1,687)	(4,810)	(5,415)
Net (income) loss attributable to common noncontrolling interests in AIR OP	(475)	1,341	(3,966)	(1,134)
Net (income) loss attributable to noncontrolling interests	(1,293)	(192)	(5,359)	(6,396)
Net income (loss) attributable to AIR	9,378	(25,007)	74,740	20,970
Net income attributable to AIR preferred stockholders	(43)	—	(136)	—
Net income attributable to participating securities	(46)	(39)	(149)	(125)
Net income (loss) attributable to AIR common stockholders	$9,289	$(25,046)	$74,455	$20,845

Earnings (loss) per common share – basic
Income (loss) from continuing operations attributable to AIR per common share	$0.06	$(0.23)	$0.49	$0.09
Income (loss) from discontinued operations attributable to AIR per common share	—	0.02	—	0.08
Net income (loss) attributable to AIR common stockholders per share – basic	$0.06	$(0.21)	$0.49	$0.17

Earnings (loss) per common share – diluted
Income (loss) from continuing operations attributable to AIR per common share	$0.06	$(0.23)	$0.48	$0.09
Income (loss) from discontinued operations attributable to AIR per common share	—	0.02	—	0.08
Net income (loss) attributable to AIR common stockholders per share – diluted	$0.06	$(0.21)	$0.48	$0.17

Weighted-average common shares outstanding – basic (6)	156,646	119,967	153,289	119,957
Weighted-average common shares outstanding – diluted (6)	157,042	119,967	153,650	120,035

Please see the following page for footnote descriptions.

Consolidated Statements of Operations (continued) (Page 2 of 2)

(1)
Rental and other property revenues for the three and nine months ended September 30, 2021, is inclusive of $0.4 million and $1.8 million, respectively, of revenues related to sold properties. Property operating expenses for the three and nine months ended September 30, 2021, is inclusive of $0.1 million and $0.5 million, respectively, of expenses related to sold properties. Prior to the separation, Aimco sold two apartment communities in 2020. Rental and other property revenues for the three and nine months ended September 30, 2020, is inclusive of $2.4 million and $8.5 million, respectively, of revenues related to Aimco’s sold properties. Property operating expenses for the three and nine months ended September 30, 2020, is inclusive of $0.7 million and $2.6 million, respectively, of expenses related to Aimco’s sold properties.
(2)
In setting our G&A benchmark of 15 bps of total assets, we consider platform fees earned on our California joint venture as a reduction of general and administrative expenses. In accordance with GAAP, general and administrative expenses are shown gross of these platform fees and they are instead included in the determination of net income (loss) attributable to noncontrolling interests in consolidated real estate partnerships.
(3)
Interest income for the three and nine months ended September 30, 2021, includes $6.9 million and $20.8 million, respectively, of income associated with our notes receivable from Aimco, and $6.5 million and $19.4 million, respectively, of interest income associated with properties leased to Aimco.
(4)
Interest expense for the three and nine months ended September 30, 2021, includes $6.7 million and $44.9 million, respectively, of costs related to prepayment penalties from the repayment of property debt and the write-off of deferred financing costs associated with our previous credit facility.
(5)
In connection with the separation, Aimco was allocated economic ownership of the mezzanine loan investment and option to acquire a 30% equity interest in the partnership. Subsequent to the separation, all risks and rewards of ownership are Aimco’s, but legal transfer is not complete. During the three and nine months ended September 30, 2020, we recognized $6.9 million and $20.6 million of income, respectively, in connection with the mezzanine loan. For the three and nine months ended September 30, 2021, the mezzanine investment income was entirely offset by an expense to recognize the requirement that this income be contributed to Aimco.
(6)
During the fourth quarter of 2020, Aimco completed a reverse stock split and a special dividend paid primarily in stock. For stock splits, GAAP requires the restatement of weighted-average shares as if the reverse stock split occurred at the beginning of the period presented, while shares issued in the special dividend are included in weighted-average shares outstanding from the date issued. Basic and diluted weighted-average common shares outstanding were 148,544, as previously reported for the three months ended September 30, 2020. Basic and diluted weighted-average common shares outstanding were 148,532 and 148,628, respectively, as previously reported for the nine months ended September 30, 2020.

Consolidated Balance Sheets

(in thousands) (unaudited)

	September 30,	December 31,
	2021	2020
Assets
Real estate	$7,301,327	$7,468,864
Accumulated depreciation	(2,585,474)	(2,455,505)
Net real estate	4,715,853	5,013,359
Cash and cash equivalents	73,687	44,214
Restricted cash	23,440	29,266
Notes receivable from Aimco	534,127	534,127
Leased real estate assets	466,448	—
Goodwill	32,286	32,286
Other assets (1)	588,668	576,026
Total Assets	$6,434,509	$6,229,278

Liabilities and Equity
Non-recourse property debt	$3,027,991	$3,646,093
Debt issue costs	(14,078)	(17,857)
Non-recourse property debt, net	3,013,913	3,628,236
Term loans, net	1,143,867	349,164
Revolving credit facility borrowings	78,200	265,600
Accrued liabilities and other (1)	610,217	598,736
Total Liabilities	4,846,197	4,841,736

Preferred noncontrolling interests in AIR OP	79,377	79,449

Equity:
Perpetual preferred stock	2,000	2,000
Class A Common Stock	1,570	1,489
Additional paid-in capital	3,773,936	3,432,121
Accumulated other comprehensive income	—	3,039
Distributions in excess of earnings	(2,257,562)	(2,131,798)
Total AIR equity	1,519,944	1,306,851
Noncontrolling interests in consolidated real estate partnerships	(68,098)	(61,943)
Common noncontrolling interests in AIR OP	57,089	63,185
Total Equity	1,508,935	1,308,093
Total Liabilities and Equity	$6,434,509	$6,229,278

(1)
Other assets includes the Parkmerced mezzanine investment and the fair value of our interest rate swap option, and accrued liabilities and other includes the offsetting liabilities. The benefits and risks of ownership of both the Parkmerced mezzanine investment and the interest rate swap option have been transferred to Aimco, but legal transfer is not complete.

Supplemental Schedule 1

Funds From Operations Reconciliation

Three and Nine Months Ended September 30, 2021

(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2021	2021
Net income (loss) attributable to AIR common stockholders	$9,289	$74,455
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	74,864	213,947
Gain on dispositions and derecognition of leased properties	(7,127)	(94,512)
Income tax adjustments related to gain on dispositions and other tax-related items	(122)	150
Common noncontrolling interests in AIR OP’s share of above adjustments	(3,269)	(5,842)
NAREIT FFO attributable to AIR common stockholders	$73,635	$188,198
Adjustments, all net of common noncontrolling interests in AIR OP and participating securities:
Prepayment penalties (1)	6,365	43,355
Casualty losses (2)	4,891	4,891
Separation and transition related costs (3)	1,324	3,666
Non-cash straight-line rent (4)	611	1,881
Incremental cash received from leased properties (5)	179	473
Other	190	190
Pro Forma FFO	$87,195	$242,654

Weighted-average common shares outstanding – basic	156,646	153,289
Dilutive common share equivalents	396	361
Total shares and dilutive share equivalents	157,042	153,650

Net income (loss) attributable to AIR per common share – diluted	$0.06	$0.48
NAREIT FFO per share – diluted	$0.47	$1.22
Pro forma FFO per share – diluted	$0.56	$1.58

(1)
As a result of refinancing activities in 2021, we incurred debt extinguishment costs and wrote-off capitalized deferred financing costs related to our previous credit facility and the prepayment of debt during the quarter. We excluded such costs from Pro forma FFO because we believe these costs are not representative of future cash flows.
(2)
During 2021, we incurred casualty losses due to Hurricane Ida induced flooding in downtown Philadelphia causing damage to our Park Towne Place apartment community. We excluded these costs from Pro forma FFO because of the unusual nature of the weather event that caused the loss. We anticipate this loss will be covered by our third party insurance coverage.
(3)
During 2021, we incurred tax, legal and other transition related costs incurred as a result of the separation. We excluded these costs from Pro forma FFO because we believe they are not representative of ongoing operating performance.
(4)
In 2018, we assumed a 99-year ground lease with scheduled rent increases. Due to the terms of the lease, GAAP rent expense will exceed cash rent payments until 2076. We include the cash rent payments for this ground lease in Pro forma FFO but exclude the incremental straight-line non-cash rent expense. The rent expense for this lease is included in other expenses, net, on our consolidated statements of operations.
(5)
During 2021, we leased properties to Aimco for redevelopment and development. Due to the terms of these leases, during 2021 cash received exceeded GAAP income. We include the cash lease income in Pro forma FFO.

Supplemental Schedule 2(a)

Funds From Operations Information

Three and Nine Months Ended September 30, 2021

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Revenues, before utility reimbursements
Same Store	$176,331	$509,735
Other Real Estate (1)	5,456	8,255
Total revenues, before utility reimbursements	181,787	517,990
Expenses, net of utility reimbursements
Same Store	48,693	145,219
Other Real Estate (1)	2,920	5,191
Total expenses, net of utility reimbursements	51,613	150,410
Net operating income	130,174	367,580
Lease income	6,489	19,387
Property management expenses, net	(6,256)	(17,844)
Property income	130,407	369,123

General and administrative expenses (2)	(4,836)	(12,392)

Interest expense, including prepayment penalties	(37,203)	(145,045)
Preferred dividends	(1,646)	(4,946)
Interest income from note receivable from Aimco	6,943	20,832
Interest income	—	4,869
Total cost of capital	(31,906)	(124,290)

Casualties	(6,394)	(7,851)
Depreciation and amortization related to non-real estate assets	(818)	(2,203)
Land leases	(1,321)	(3,955)
Other expenses, net	(2,495)	(5,252)
Tax (expense) benefit, net	151	(619)
NOI related to sold and held for sale communities	331	1,339
Total other	(10,546)	(18,541)

Common noncontrolling interests in AIR OP	(3,790)	(9,957)
Proportionate adjustments	(5,694)	(15,745)

NAREIT FFO attributable to AIR common stockholders	$73,635	$188,198
Total pro forma adjustments, net of common noncontrolling interests in AIR OP and participating securities	13,560	54,456
Pro forma FFO attributable to AIR common stockholders	$87,195	$242,654

(1)
Other Real Estate consists of communities that do not meet the criteria to be classified as Same Store.
(2)
In setting our G&A benchmark of 15 bps of total assets, we consider platform fees earned on our California joint venture as a reduction of general and administrative expenses. In accordance with GAAP, these platform fees are included in the determination of net income (loss) attributable to noncontrolling interests in consolidated real estate partnerships in our consolidated statements of operations.

Supplemental Schedule 2(b)

Partially Owned Entities

Three and Nine Months Ended September 30, 2021 Compared to Three and Nine Months Ended September 30, 2020

(proportionate amounts, in thousands) (unaudited)

	Noncontrolling Interests (1)
	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Revenues, before utility reimbursements	$13,796	$3,819	$40,049	$5,147
Expenses, net of utility reimbursements	3,792	1,104	11,236	1,463
Net operating income	10,004	2,715	28,813	3,684

Property management expenses, net	(421)	(119)	(1,238)	(179)
Casualties	(28)	(7)	(98)	(9)
Other expense, net	(32)	(14)	(61)	(19)
Interest expense on non-recourse property debt	(3,795)	(1,104)	(11,506)	(1,396)
Contribution from real estate operations	5,728	1,471	15,910	2,081

Other non-property expenses, net	(34)	(25)	(165)	(56)
FFO from real estate operations	$5,694	$1,446	$15,745	$2,025

Total apartment communities	16	16
Total apartment homes	5,369	5,369
Noncontrolling interests’ share of consolidated apartment homes	1,721	1,721

(1)
Amounts represent the noncontrolling interests’ proportionate share of consolidated amounts, including the amounts related to the California joint venture transaction that closed on September 8, 2020.

Supplemental Schedule 3

Property Net Operating Income

Trailing Five Quarters

(consolidated amounts, in thousands) (unaudited)

The table below presents the operating results of AIR’s 95 property portfolio in consolidated amounts not adjusted for noncontrolling interest.

	Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Revenues, before utility reimbursements

Same Store	$176,331	$167,287	$166,117	$163,585	$166,822

Other Real Estate (1)	5,456	1,743	1,056	2,062	1,716

Total revenues, before utility reimbursements	181,787	169,030	167,173	165,647	168,538

Expenses, net of utility reimbursements

Same Store	48,693	48,916	47,610	48,160	48,836

Other Real Estate (1)	2,920	1,204	1,067	2,041	1,940

Total expenses, net of utility reimbursements	51,613	50,120	48,677	50,201	50,776

Property Net Operating Income

Same Store	127,638	118,371	118,507	115,425	117,986

Other Real Estate (1)	2,536	539	(11)	21	(224)

Total Property Net Operating Income	$130,174	$118,910	$118,496	$115,446	$117,762

NOI related to sold communities	331	498	510	876	1,816
(1)
Other Real Estate consists of communities that do not meet the criteria to be classified as Same Store.

Supplemental Schedule 4

Apartment Home Summary

As of September 30, 2021

(unaudited)

	Number of Apartment Communities	Number of Apartment Homes	AIR Share of Apartment Homes

Same Store	92	25,427	23,706
Other Real Estate (1)	3	937	937
Total Portfolio	95	26,364	24,643

Properties Currently Leased to Aimco (2)	4	865	865

(1)
From June 30, 2021 to September 30, 2021, our Other Real Estate portfolio decreased by one apartment community and 58 apartment homes due to the sale of Eldridge Townhomes.
(2)
Count of Properties Currently Leased to Aimco excludes land parcels.

Supplemental Schedule 5(a)

Capitalization and Financial Metrics

As of September 30, 2021

(dollars in thousands) (unaudited)

Leverage Balances and Characteristics

Debt	Consolidated	Noncontrolling Interests	Total AIR Share	Weighted- Average Maturity (Years)		Weighted- Average Stated Interest Rate
Fixed rate loans payable	$3,013,486	$(476,771)	$2,536,715	8.7		3.5%
Floating rate tax-exempt bonds	14,505	(1)	14,504	11.8		1.0%
Total non-recourse property debt	$3,027,991	$(476,772)	$2,551,219	8.7		3.4%

Term Loans	1,150,000	—	1,150,000	3.4	(1)	1.5%
Revolving credit facility borrowings	78,200	—	78,200	4.5	(1)	1.5%
Preferred equity	81,377	—	81,377	9.9	(2)	8.1%
Total leverage	$4,337,568	$(476,772)	$3,860,796	7.1		2.9%

Cash and restricted cash (3)	(87,373)	7,338	(80,035)			n/a
Notes receivable from Aimco (4)	(534,127)	—	(534,127)			5.2%
Net leverage	$3,716,068	$(469,434)	$3,246,634			2.6%

Leverage Ratios Third Quarter 2021 (5)

Annualized Current Quarter
Proportionate Debt to Adjusted EBITDAre	6.9x
Net Leverage to Adjusted EBITDAre	7.1x

Unsecured Credit Facility Covenants	September 30, 2021	Covenant
Fixed Charge Coverage Ratio	2.4x	1.50x
Leverage Ratio	45.1%	≤ 60.0%
Secured Indebtedness Ratio (6)	30.3%	≤ 45.0%
Unsecured Leverage Ratio	40.9%	≤ 60.0%

(1)
Assumes exercise of extension options.
(2)
Our preferred OP Units are redeemable at the holder’s option and our preferred stock is redeemable by AIR on or after December 15, 2025. We have computed the weighted-average maturity of our preferred OP Units assuming a 10-year maturity and preferred stock assuming it is called at the expiration of the no-call period.
(3)
Restricted cash on the balance sheet includes tenant security deposits, which are excluded for purposes of calculating our net leverage.
(4)
Reflects AIR’s receipt of notes receivable from Aimco as part of the separation. The notes mature on January 31, 2024.
(5)
We calculate Adjusted EBITDAre used in our leverage ratios based on annualized current quarter amounts. Our Adjusted EBITDAre has been calculated on a pro forma basis as further described in the Glossary.
(6)
Covenant requirement becomes ≤ 40.0% after March 31, 2023.

Supplemental Schedule 5(b)

Capitalization and Financial Metrics

As of September 30, 2021

(dollar amounts in thousands) (unaudited)

AIR Share of Non-Recourse Property Debt and Term Loans

	Amortization	Maturities	Sub-Total Non-Recourse Property Debt	Term Loans		Total	Maturities as a Percent of Total	Average Rate on Maturing Debt
2021 Q4	$11,439	$—	$11,439	$—		$11,439	—%	—%

2022 Q1	12,067	—	12,067	—		12,067	—%	—%
2022 Q2	12,150	—	12,150	—		12,150	—%	—%
2022 Q3	12,256	—	12,256	—		12,256	—%	—%
2022 Q4	12,105	110,434	122,539	—		122,539	2.98%	4.4%
Total 2022	48,578	110,434	159,012	—		159,012	2.98%	4.4%

2023	47,078	49,860	96,938	350,000		446,938	10.80%	1.7%
2024	48,076	—	48,076	—		48,076	—%	—%
2025	47,970	269,411	317,381	600,000	(1)	917,381	23.49%	2.1%
2026	41,581	198,205	239,786	200,000		439,786	10.76%	2.6%
2027	34,488	225,249	259,737	—		259,737	6.09%	3.5%
2028	31,395	210,778	242,173	—		242,173	5.69%	3.8%
2029	22,897	204,285	227,182	—		227,182	5.52%	4.2%
2030	20,338	328,920	349,258	—		349,258	8.89%	3.1%
Thereafter	149,913	450,324	600,237	—		600,237	12.17%	3.1%
Total	$503,753	$2,047,466	$2,551,219	$1,150,000		$3,701,219	86.39%	2.8%

(1) Amount shown is assuming exercise of extension options.

Preferred Equity

	Amount Outstanding as of September 30, 2021	Date First Available for Redemption by AIR	Coupon	Amount
Class A Perpetual Preferred Stock	20	December 2025	8.50%	$2,000
Preferred Partnership Units	2,935,920	n/a	8.08%	79,377
Total Preferred Equity			8.09%	$81,377

Common Stock, Partnership Units and Equivalents (shares and units in thousands)

September 30, 2021
Class A Common Stock outstanding	156,671
Participating unvested restricted stock	105
Dilutive options, share equivalents and non-participating unvested restricted stock	554
Total shares and dilutive share equivalents	157,330
Common Partnership Units and equivalents outstanding	8,173
Total shares, units, and dilutive share equivalents	165,503

Supplemental Schedule 6(a)

Same Store Operating Results

Three Months Ended September 30, 2021 Compared to Three Months Ended September 30, 2020

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of September 30, 2021.

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	3Q 2021	3Q 2020	Growth	3Q 2021	3Q 2020	Growth	3Q 2021	3Q 2020	Growth	3Q 2021	3Q 2021	3Q 2020	3Q 2021	3Q 2020

Bay Area	9	2,212	1,657	$13,988	$14,706	(4.9%)	$3,787	$3,671	3.2%	$10,201	$11,035	(7.6%)	72.9%	94.8%	91.9%	$2,968	$3,218

Boston	11	2,462	2,462	18,865	16,715	12.9%	5,110	4,936	3.5%	13,755	11,779	16.8%	72.9%	96.5%	94.2%	2,646	2,403

Denver	7	2,026	1,987	11,143	9,944	12.1%	3,034	2,723	11.4%	8,109	7,221	12.3%	72.8%	97.5%	92.7%	1,917	1,799

Greater Washington, DC	11	5,238	5,215	25,810	25,032	3.1%	7,262	7,293	(0.4%)	18,548	17,739	4.6%	71.9%	97.5%	95.4%	1,692	1,677

Los Angeles	13	4,347	3,498	29,829	29,062	2.6%	6,855	6,803	0.8%	22,974	22,259	3.2%	77.0%	97.2%	92.7%	2,926	2,989

Miami	5	1,725	1,725	11,817	10,575	11.7%	4,065	3,790	7.3%	7,752	6,785	14.3%	65.6%	96.3%	94.1%	2,371	2,172

Philadelphia	9	2,748	2,669	20,659	18,757	10.1%	5,989	6,253	(4.2%)	14,670	12,504	17.3%	71.0%	94.7%	88.3%	2,724	2,654

San Diego	9	3,051	2,875	19,041	17,650	7.9%	4,141	4,207	(1.6%)	14,900	13,443	10.8%	78.3%	97.5%	97.1%	2,265	2,108

Other Markets	18	1,618	1,618	11,383	10,916	4.3%	4,642	5,393	(13.9%)	6,741	5,523	22.1%	59.2%	95.1%	90.1%	2,465	2,498

Total	92	25,427	23,706	$162,535	$153,357	6.0%	$44,885	$45,069	(0.4%)	$117,650	$108,288	8.6%	72.4%	96.6%	93.3%	$2,366	$2,310

Supplemental Schedule 6(b)

Same Store Operating Results

Three Months Ended September 30, 2021 Compared to Three Months Ended June 30, 2021

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of September 30, 2021.

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	3Q 2021	2Q 2021	Growth	3Q 2021	2Q 2021	Growth	3Q 2021	2Q 2021	Growth	3Q 2021	3Q 2021	2Q 2021	3Q 2021	2Q 2021

Bay Area	9	2,212	1,657	$13,988	$13,883	0.8%	$3,787	$3,744	1.1%	$10,201	$10,139	0.6%	72.9%	94.8%	94.6%	$2,968	$2,952

Boston	11	2,462	2,462	18,865	16,745	12.7%	5,110	5,132	(0.4%)	13,755	11,613	18.4%	72.9%	96.5%	95.7%	2,646	2,369

Denver	7	2,026	1,987	11,143	10,445	6.7%	3,034	3,056	(0.7%)	8,109	7,389	9.7%	72.8%	97.5%	95.4%	1,917	1,837

Greater Washington, DC	11	5,238	5,215	25,810	24,919	3.6%	7,262	7,037	3.2%	18,548	17,882	3.7%	71.9%	97.5%	95.7%	1,692	1,664

Los Angeles	13	4,347	3,498	29,829	28,293	5.4%	6,855	7,097	(3.4%)	22,974	21,196	8.4%	77.0%	97.2%	96.5%	2,926	2,794

Miami	5	1,725	1,725	11,817	11,585	2.0%	4,065	4,003	1.5%	7,752	7,582	2.2%	65.6%	96.3%	97.5%	2,371	2,297

Philadelphia	9	2,748	2,669	20,659	19,251	7.3%	5,989	6,082	(1.5%)	14,670	13,169	11.4%	71.0%	94.7%	91.3%	2,724	2,633

San Diego	9	3,051	2,875	19,041	18,133	5.0%	4,141	4,011	3.2%	14,900	14,122	5.5%	78.3%	97.5%	97.2%	2,265	2,163

Other Markets	18	1,618	1,618	11,383	10,900	4.4%	4,642	4,981	(6.8%)	6,741	5,919	13.9%	59.2%	95.1%	93.6%	2,465	2,400

Total	92	25,427	23,706	$162,535	$154,154	5.4%	$44,885	$45,143	(0.6%)	$117,650	$109,011	7.9%	72.4%	96.6%	95.4%	$2,366	$2,272

Supplemental Schedule 6(c)

Same Store Operating Results

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of September 30, 2021.

				Revenues, Before Utility Reimbursements (1)			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	YTD 3Q 2021	YTD 3Q 2020	Growth	YTD 3Q 2021	YTD 3Q 2020	Growth	YTD 3Q 2021	YTD 3Q 2020	Growth	YTD 3Q 2021	YTD 3Q 2021	YTD 3Q 2020	YTD 3Q 2021	YTD 3Q 2020

Bay Area	9	2,212	1,657	$41,800	$45,156	(7.4%)	$11,211	$10,592	5.8%	$30,589	$34,564	(11.5%)	73.2%	93.9%	94.9%	$2,984	$3,190

Boston	11	2,462	2,462	52,307	51,808	1.0%	15,582	15,097	3.2%	36,725	36,711	0.0%	70.2%	96.3%	96.0%	$2,452	$2,436

Denver	7	2,026	1,987	31,794	29,087	9.3%	8,798	7,807	12.7%	22,996	21,280	8.1%	72.3%	96.3%	91.7%	$1,846	$1,773

Greater Washington, DC	11	5,238	5,215	75,683	75,568	0.2%	20,975	20,760	1.0%	54,708	54,808	(0.2%)	72.3%	96.6%	96.7%	$1,669	$1,664

Los Angeles	13	4,347	3,498	86,567	91,274	(5.2%)	20,862	20,170	3.4%	65,705	71,104	(7.6%)	75.9%	96.8%	94.9%	$2,841	$3,056

Miami	5	1,725	1,725	34,608	32,504	6.5%	11,873	11,514	3.1%	22,735	20,990	8.3%	65.7%	97.2%	94.9%	$2,293	$2,205

Philadelphia	9	2,748	2,669	59,043	60,202	(1.9%)	17,890	17,340	3.2%	41,153	42,862	(4.0%)	69.7%	92.1%	93.8%	$2,668	$2,671

San Diego	9	3,051	2,875	54,988	53,034	3.7%	12,147	12,030	1.0%	42,841	41,004	4.5%	77.9%	97.6%	96.9%	$2,178	$2,116

Other Markets	18	1,618	1,618	32,892	34,741	(5.3%)	14,650	15,449	(5.2%)	18,242	19,292	(5.4%)	55.5%	93.6%	94.0%	$2,414	$2,539

Total	92	25,427	23,706	$469,682	$473,374	(0.8%)	$133,988	$130,759	2.5%	$335,694	$342,615	(2.0%)	71.5%	95.8%	95.2%	$2,297	$2,331

(1)
Approximately 60 basis points of the year-to-date 2021 year-over-year decline in revenue growth is attributable to elevated bad debt expense.

Supplemental Schedule 6(d)

Same Store Operating Expense Detail

(proportionate amounts, in thousands) (unaudited)

Quarterly Comparison

	3Q 2021	% of Total	3Q 2020	$ Change	% Change
Operating expenses (1)	$22,625	50.4%	$22,938	$(313)	(1.4%)
Utility expense, net of reimbursement	2,594	5.8%	2,531	63	2.5%
Real estate taxes	17,612	39.2%	17,940	(328)	(1.8%)
Insurance	2,054	4.6%	1,660	394	23.7%
Total	$44,885	100.0%	$45,069	$(184)	(0.4%)

Sequential Comparison

	3Q 2021	% of Total	2Q 2021	$ Change	% Change
Operating expenses (1)	$22,625	50.4%	$21,952	$673	3.1%
Utility expense, net of reimbursement	2,594	5.8%	2,436	158	6.5%
Real estate taxes	17,612	39.2%	18,121	(509)	(2.8%)
Insurance	2,054	4.6%	2,634	(580)	(22.0%)
Total	$44,885	100.0%	$45,143	$(258)	(0.6%)

Year-To-Date Comparison

	YTD 3Q 2021	% of Total	YTD 3Q 2020	$ Change	% Change
Operating expenses (1)	$64,872	48.4%	$64,458	$414	0.6%
Utility expense, net of reimbursement	7,860	5.9%	7,733	127	1.6%
Real estate taxes	54,168	40.4%	52,818	1,350	2.6%
Insurance	7,088	5.3%	5,750	1,338	23.3%
Total	$133,988	100.0%	$130,759	$3,229	2.5%

(1)
Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs, and other property related operating expenses.

Supplemental Schedule 7

Portfolio Data by Market

Third Quarter 2021 Compared to Third Quarter 2020

(unaudited)

	Quarter Ended September 30, 2021					Quarter Ended September 30, 2020
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI	Average Revenue per AIR Apartment Home	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI	Average Revenue per AIR Apartment Home

Bay Area	9	2,212	1,657	8.6%	$2,968	10	2,322	1,767	10.3%	$3,220

Boston	11	2,462	2,462	11.6%	2,646	12	2,598	2,462	11.0%	2,403

Denver	7	2,026	1,987	6.8%	1,917	8	2,279	2,240	6.7%	1,800

Greater Washington, DC	11	5,238	5,215	15.6%	1,692	11	5,238	5,215	16.5%	1,676

Los Angeles	13	4,347	3,498	19.3%	2,926	13	4,347	3,498	20.3%	2,950

Miami	6	2,425	2,425	8.7%	2,257	6	2,098	1,732	6.4%	2,154

Philadelphia	9	2,748	2,669	11.3%	2,543	9	2,748	2,669	10.9%	2,532

San Diego	9	3,051	2,875	12.5%	2,265	9	3,051	2,875	12.5%	2,108

Other Markets	20	1,855	1,855	5.6%	2,394	21	1,918	1,918	5.4%	2,451

Total	95	26,364	24,643	100.0%	$2,331	99	26,599	24,376	100.0%	$2,289

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity

(dollars in millions, except average revenue per home) (unaudited)

Disposition and Acquisition Activity

Third Quarter and Full Year 2021 Dispositions

Number of Apartment Communities	Number of Apartment Homes	Weighted- Average Ownership	Gross Proceeds	NOI Cap Rate (1)	Free Cash Flow Cap Rate (1)	Property Debt	Net Sales Proceeds (2)	Average Revenue per Home

1	58	100.0%	$40.0	4.1%	3.9%	$—	$39.9	$3,842

Full Year 2021 Acquisitions

Apartment Community Name	Location	Month Acquired	Apartment Homes	Purchase Price	Average Rent per Apartment Home (3)

City Center on 7th	Pembroke Pines, FL	June	700	$222.7	$1,892

(1)
Please refer to the Glossary for definition of NOI Cap Rate and Free Cash Flow Cap Rate.
(2)
Net Sales Proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.
(3)
Represents average rent per apartment home for leases in place at the time of acquisition.

Supplemental Schedule 9

Apartment Community Capital Additions Information

Three and Nine Months Ended September 30, 2021

(consolidated amounts in thousands, except per apartment home data) (unaudited)

We classify capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Capital Enhancements (“CE”), or Other Capital Expenditures. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which we have owned the item. Under this method of classification, CR represents the portion of the item consumed during our ownership of the item, while CI represents the portion of the item consumed prior to our period of ownership.

The table below includes our capital spend in consolidated amounts, not adjusted for noncontrolling interest, excluding activities related to properties leased to Aimco.

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Capital Additions (1)
Capital Replacements
Buildings and grounds	$6,077	$17,751
Turnover capital additions	1,044	2,565
Capitalized site payroll and indirect costs	1,214	3,664
Capital Replacements	8,335	23,980
Capital Improvements	2,813	6,717
Capital Enhancements	44,948	82,586
Other Capital Expenditures	8,871	13,045
Total	$64,967	$126,328

Total apartment homes	26,364	26,364

Capital Replacements per apartment home	$316	$910

(1)
For the three and nine months ended September 30, 2021, capital additions for our apartment communities included $0.7 million and $1.8 million, respectively, of capitalized interest costs.

GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by AIR management that are not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Our definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIR OPERATING PARTNERSHIP: Apartment Income REIT, L.P., formerly Aimco Properties, L.P., a Delaware limited partnership, is the operating partnership in AIR’s UPREIT structure. AIR owns approximately 93.3% of the legal interest in the common partnership units of the AIR Operating Partnership and 95.2% of the economic interest in the common partnership units of the AIR Operating Partnership.

AIR PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, we provide certain financial information necessary to calculate our share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Our proportionate share of financial information includes our share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.

We do not control the unconsolidated real estate partnerships and the calculation of our share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.

Proportionate information benefits the users of our financial information by providing the amount of revenues, expenses, assets, liabilities, and other items attributable to our stockholders. Other companies may calculate their proportionate information differently than we do, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP AIR proportionate financial information should not be considered in isolation or as a substitute for information included in our financial statements as reported under GAAP.

AVERAGE REVENUE PER APARTMENT HOME: Represents our proportionate average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

CAPITAL ADDITIONS DEFINITIONS

CAPITAL IMPROVEMENTS (CI): CI represent capital additions made to replace the portion of acquired apartment communities consumed prior to our period of ownership and not contemplated in our underwriting of an acquisition.

CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represent capital additions made to replace the portion of acquired capital assets consumed during our period of ownership.

CAPITAL ENHANCEMENTS (CE): CE may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce costs. CE does not significantly disrupt property operations.

OTHER CAPITAL EXPENDITURES: May include capital expenditures: (i) contemplated in the underwriting of our recently acquired communities; and (ii) capitalized costs incurred in connection with the restoration of an apartment community after a casualty event. We expect these amounts to be significantly reduced under our business model. After the separation, certain properties are leased to Aimco for development and redevelopment.

FREE CASH FLOW: Free Cash Flow, as calculated for our retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. We believe that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during our ownership.

FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.

FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.

LEVERAGE RATIO DEFINITIONS

We target Net Leverage to Adjusted EBITDAre below 6.0x. We also focus on Proportionate Debt to Adjusted EBITDAre. We believe these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality. EBITDAre and Adjusted EBITDAre should not be considered alternatives to net income (loss) as determined in accordance with GAAP as indicators of performance. There can be no assurance that our method of calculating EBITDAre and Adjusted EBITDAre is comparable with that of other real estate investment trusts.

Our net leverage includes our share of long-term, non-recourse property debt, outstanding borrowings on our revolving credit facility, term loans, and preferred equity, reduced by cash and restricted cash on-hand, excluding tenant security deposits, and our notes receivable from Aimco. We reconcile consolidated balances to our net leverage on Supplemental Schedule 5(a).

We calculate Adjusted EBITDAre used in our leverage ratios based on annualized current quarter amounts.

EBITDAre AND ADJUSTED EBITDAre

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): NAREIT defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the derecognition of leased properties and dispositions of depreciated property;
•
impairment write-downs of depreciated property; and
•
adjustments to reflect our share of EBITDAre of investments in unconsolidated entities.

We believe that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of our ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between AIR and other companies.

ADJUSTED EBITDAre: Adjusted EBITDAre is defined as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•
net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests, to allow investors to compare a measure of our earnings before the effects of our capital structure and indebtedness with that of other companies in the real estate industry;
•
the income recognized related to our notes receivable from Aimco, as their proceeds are expected to be used to repay current amounts outstanding;
•
the amount by which GAAP rent expense exceeds cash rents for a long-term ground lease for which expense exceeds cash payments until 2076. The excess of GAAP rent expense over the cash payments for this lease does not reflect a current obligation that affects our ability to service debt; and
•
the amount by which cash exceeds GAAP lease income for the properties leased to Aimco for redevelopment and development.

A reconciliation of net income (loss) to EBITDAre and Adjusted EBITDAre for our portfolio for the quarter ended September 30, 2021, is as follows (in thousands, unaudited):

Quarter Ended
September 30, 2021
Net income	$10,671
Adjustments:
Interest expense	37,203
Income tax benefit	(275)
Depreciation and amortization	81,121
Gain on derecognition of leased properties and dispositions of real estate	(7,127)
EBITDAre	$121,593
Net loss from continuing operations attributable to noncontrolling interests in consolidated real estate partnerships	785
EBITDAre adjustments attributable to noncontrolling interests	(9,257)
Interest income on notes receivable from Aimco	(6,944)
Pro forma FFO adjustments, net (1)	8,246
Adjusted EBITDAre	$114,423
Annualized Adjusted EBITDAre	$457,692
(1)
Pro forma adjustments, net includes applicable pro forma adjustments to NAREIT FFO per Supplemental Schedule 1, a $1.0 million adjustment to normalize heightened short-term incentive compensation, and a $0.3 million adjustment to reflect the disposition of one apartment community during the period as if the transaction closed on July 1, 2021.

FIXED CHARGE COVERAGE RATIO: As defined by our credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) our proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization, and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by our Credit Agreement may differ from those used in the calculations of our Leverage Ratios.

PREFERRED DIVIDENDS: Preferred Dividends include dividends paid with respect to AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.

PREFERRED EQUITY: Preferred equity represents the redemption amounts for AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units and may be found in AIR’s consolidated balance sheets and on Supplemental Schedule 5(b).

OTHER LEVERAGE: Other Leverage includes Preferred OP Units and redeemable noncontrolling interests.

PREFERRED OP UNITS: Preferred OP Units represent the redemption amounts for the AIR OP’s Preferred Partnership Units and may be found in our consolidated balance sheets and on Supplemental Schedule 5(b).

PROPORTIONATE DEBT TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), excluding Preferred Equity, to (b) Annualized Adjusted EBITDAre.

NET LEVERAGE TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), to (b) Annualized Adjusted EBITDAre.

NAREIT FUNDS FROM OPERATIONS (NAREIT FFO): NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income computed in accordance with GAAP, excluding: (i) depreciation and amortization related to real estate; (ii) gains and losses from sales or impairment of depreciable assets and land used in the primary business of the REIT; (iii) and income taxes directly associated with a gain or loss on sale of real estate; and including (iv) our share of NAREIT FFO of unconsolidated partnerships and joint ventures. We compute NAREIT FFO for all periods presented in accordance with the guidance set forth by NAREIT.

In addition to NAREIT FFO, we use PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) to measure short-term performance. Pro forma FFO represents NAREIT FFO as defined above, excluding certain amounts that are unique or occur infrequently. Our pro forma adjustments are defined in further detail in the footnotes to Supplemental Schedule 1.

NAREIT FFO and Pro forma FFO are non-GAAP measures that we believe are helpful to investors in understanding our short-term performance because they capture features particular to real estate performance by recognizing that real estate assets generally appreciate over time or maintain residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. NAREIT FFO and Pro forma FFO should not be considered alternatives to net income as determined in accordance with GAAP, as indicators of performance. There can be no assurance that our method of computing NAREIT FFO and Pro forma FFO is comparable with that of other real estate investment trusts.

NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on our share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by gross proceeds.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, allocated to contribution from real estate operations on Supplemental Schedule 2 generally includes franchise taxes, expenses specifically related to our administration of our real estate partnerships (for example, services such as audit, tax, and legal), ground lease rent expense, and risk management activities related to certain other corporate expenses.

PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to our consolidated GAAP amounts are provided below.

Due to the diversity of our economic ownership interests in our apartment communities in the periods presented, we evaluate the performance of the apartment communities in our segments using Proportionate Property NOI, which represents our share of the NOI for the apartment communities that we consolidate and manage, but excludes apartment communities that we do not consolidate. Proportionate Property NOI is defined as our share of rental and other property revenue less our share of property operating expenses. In our evaluation of community results, we exclude utility cost reimbursement from rental and other property revenues and reflect such amount as a reduction of the related utility expense within property operating expenses.

The following table presents the reconciliation of GAAP rental and other property revenue to the proportionate revenues before utility reimbursements and GAAP property operating expenses to proportionate expenses, net of utility reimbursements. The table also presents the reconciliation of consolidated Same Store revenue before utility reimbursements and expenses, net of utility reimbursements as presented on Supplemental Schedule 2(a) to the proportionate amounts presented on Supplemental Schedule 6.

Segment NOI Reconciliation
(in thousands) (unaudited)	Three Months Ended		Nine Months Ended
	September 30, 2021		September 30, 2021
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total Real Estate Operations
Total (per consolidated statements of operations)	$191,777	$73,925	$546,523	$203,300
Adjustment: Utilities reimbursement (1)	(7,851)	(7,851)	(21,738)	(21,738)
Adjustment: Sold properties and other amounts not allocated (2)	(2,139)	(14,461)	(6,795)	(31,152)
Total (per Supplemental Schedule 2)	181,787	51,613	517,990	150,410
Proportionate adjustment (3)	(13,796)	(3,792)	(40,049)	(11,236)
Proportionate property net operating income	$167,991	$47,821	$477,941	$139,174

Total Same Store Operations
Same Store amounts (per Supplemental Schedule 2)	$176,331	$48,693	$509,735	$145,219
Proportionate adjustment (3)	(13,796)	(3,808)	(40,053)	(11,231)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$162,535	$44,885	$469,682	$133,988

(1)
Approximately two-thirds of our utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on our consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 2, Supplemental Schedule 3, and Supplemental Schedule 6. We also exclude the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.
(2)
Sold properties and other amounts not allocated includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period, property management revenues, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 2 presentation.
(3)
Proportionate adjustments represent the noncontrolling interests’ share of the rental and other property revenues before utility reimbursements and property operating expenses, net of utility reimbursements. Such adjustment is necessary to reconcile consolidated amounts presented on Supplemental Schedule 2 to the amounts allocated to our operating segments, as well as to reconcile Same Store amounts presented on Supplemental Schedule 2 to proportionate Same Store amounts presented on Supplemental Schedules 6. The California joint venture was formed in the third quarter of 2020. Supplemental Schedule 6 has been presented to show the effects of the closing of the California joint venture as if it had occurred at the beginning of the earliest period presented.

PORTFOLIO QUALITY RATINGS: We measure the quality of apartment communities in our portfolio based on average rents of our apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, we classify as “A” quality apartment communities those earning rents greater than 125% of local market average; as “B” quality apartment communities those earning rents between 90% and 125% of local market average.

REAL ESTATE CLASSIFICATIONS: Our portfolio of apartment communities is diversified by both price point and geography. Our portfolio is classified into two segments, as follows:

SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by AIR, and (b) had reached a stabilized level of operations.

OTHER REAL ESTATE: Includes communities that do not meet the criteria to be classified as Same Store.

SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2020 or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to our retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately on a net basis on Supplemental Schedule 2.

TURNOVER and RETENTION: Turnover represents the percentage of residents who have moved out in the trailing twelve months. It is calculated by dividing the number of move outs in the trailing twelve months, exclusive of intra-community transfers, by the daily average number of occupied apartment homes during the trailing twelve months. For the twelve months ended September 30, 2021, Turnover was 40.5%, 140 basis points lower than the twelve months ended September 30, 2020. Inclusive of intra-community transfers, Turnover was 45.2% for the trailing twelve months ended September 30, 2021.

Retention represents the inverse of Turnover, as defined above.